Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces 2015 Financial Results

ICT-107 Phase 3 Registration Trial Underway;

Collaborations to Enhance Dendritic Cell and Stem Cell Platform Progressing

Los Angeles, CA – March 30, 2016 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced financial results for 2015.

Andrew Gengos, ImmunoCellular Chief Executive Officer, commented: “We made important progress in advancing the company in 2015. In particular, we designed and began executing what we believe is the best possible phase 3 registration trial for ICT-107 in patients with newly diagnosed glioblastoma. We took full advantage of about five years of placebo-controlled survival data and immune monitoring results from the phase 2 trial, conversations with key opinion leaders in the field of glioblastoma and discussions with major regulatory bodies in designing this trial. The process of bringing clinical sites online and screening patients in the US is accelerating, and we anticipate that all sites in the US, Canada and Europe will be activated by the end of 2016. In addition, our research relationships and collaborations with prestigious academic institutions, including the University of Texas MD Anderson Cancer Center, Stanford University and the University of Maryland, are progressing well, and represent value-enhancing opportunities for our Company. We are proud of the progress we made in 2015, and are looking forward to delivering another year of growth and achievement in 2016.”

For the year ended December 31, 2015, ImmunoCellular incurred a net loss of $12.8 million, or $0.15 per basic and diluted share, compared to a net loss of $9.4 million, or $0.16 per basic and diluted share, for the year ended December 31, 2014. During 2015 the Company incurred $10.9 million of research and development expenses compared to $6.0 million in 2014. The $4.9 million increase primarily reflects the additional expenses associated with the phase 3 trial of ICT-107. General and administrative expenses increased in 2015 to $4.6 million from $3.9 million in 2014, primarily due to additional professional fees and payroll-related expenses. During 2015, the Company recorded a credit to other income of $2.9 million to reflect a write-down in the Company’s warrant liability compared to a credit to other income of $530,000 in 2014. For the quarter ended December 31, 2015, the Company recorded a net loss of $4.8 million, or $0.05 per basic and diluted share, compared to $2.1 million, or $0.03 per basic and diluted share, during the same period in 2014. The increase in the net loss between periods reflects the additional costs of the phase 3 trial of ICT-107.

The Company also reported that cash used in operations in 2015 was $19.0 million compared to $9.9 million in 2014. In addition to the incremental expenses associated with starting the phase 3 trial of ICT-107, the Company also purchased $2.2 million in supplies and made additional vendor deposits of $3.7 million related to the trial. These items will benefit future periods and are reflected on the Company’s balance sheet at December 31, 2015.

During 2015, the Company raised $14.6 million net of offering costs from the issuance of 26,650,000 shares of common stock and warrants to purchase 18,655,000 shares. The warrants have a term of five years and an exercise price of $0.66. During the third quarter of 2015, the Company was awarded $19.9 million from the California Institute of Regenerative Medicine (CIRM) that the Company will be entitled to receive as patients are enrolled in the phase 3 trial of ICT-107, and during the fourth quarter of 2015, the Company received $4.0 million in its first award payment from CIRM. The next award payment is anticipated to be $3.0 million when the next enrollment milestone is achieved. As of December 31, 2015, the Company had $22.6 million in cash.

The Company has agreed in principle with the staff of the SEC on a proposed settlement framework to an investigation related principally to its former Chief Executive Officer involving conduct between November 2011 and August 2012. If the settlement is approved, the Company would consent to the entry of an administrative order requiring that we cease and desist from any future violations of Sections 5, 17(a), and 17(b) of the Securities Act of 1933, as amended, and Section 10(b) of the Securities Exchange Act of 1934, as amended, without admitting or denying any allegations. The proposed settlement also involves the adoption of certain corporate governance amendments to the Company’s policies and practices, in particular as it relates to the retention of investor relations and public relations firms. The proposed settlement is contingent upon execution of a formal offer of settlement and approval by the Commissioners of the SEC, neither of which can be assured. Based upon the settlement framework with the staff of the SEC, the Company has not accrued and does not currently expect to accrue a liability related to this matter. However, any final settlement must be approved by the Commissioners. If the Commissioners do not approve the settlement, the Company may need to enter into further discussions with the SEC to resolve the investigated matters on different terms and conditions. As a result, there can be no assurance as to the final terms of any settlement including its financial impact or any future adjustment to the financial statements.

Conference Call and Webcast Today

ImmunoCellular plans to hold a conference call and webcast today at 5:00 pm ET to discuss the 2015 financial results and business update. The call will be hosted by Andrew Gengos, President and CEO.

LIVE CALL:	(877) 853-5636 (toll-free); international dial-in: (631) 291-4544; conference code 81163640.

WEBCAST:	Interested parties who wish to listen to the webcast should visit the Investor Relations section of ImmunoCellular’s website at www.imuc.com, under the Events and Presentations tab. A replay of the webcast will be available one hour after the conclusion of the event.

The conference call will contain forward-looking statements. The information provided on the teleconference is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The phase 3 registrational trial of lead product candidate, ICT-107, a dendritic cell-based immunotherapy targeting multiple tumor-associated antigens on glioblastoma stem cells, is open for patient screening. ImmunoCellular’s pipeline also includes: ICT-121, a dendritic cell immunotherapy targeting the CD133 antigen on stem cells in recurrent glioblastoma; ICT-140, a dendritic cell immunotherapy targeting antigens on ovarian cancer stem cells; and the Stem-to-T-cell research program which engineers the patient’s hematopoietic stem cells to generate antigen-specific cancer-killing T cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding the development and commercialization of ICT-107, initiation of a phase 3 study of ICT-107, whether or not the SEC will approve as final the settlement terms agreed upon with the enforcement division, the advancement of the ICT-121 phase 1 trial, the development of our preclinical Stem-to-T-cell program and our ability to achieve our other clinical, operational and financial goals. These statements are based on ImmunoCellular’s current expectations and involve significant risks and uncertainties, including those described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ImmunoCellular Therapeutics, Ltd.

Press Release

Consolidated Financial Statements

December 31, 2015

Consolidated Balance Sheets

	12/31/2015	12/31/2014
Cash	$22,604,481	$23,222,296
Other current assets	1,956,057	1,219,873
Non current assets	5,521,836	736,392

Total assets	$30,082,374	$25,178,561

Current liabilities	$2,269,398	$1,289,199
Warrant liability	1,958,775	597,719
CIRM liability	4,133,905	—

Total liabilities	8,362,078	1,886,918
Shareholders’ equity	21,720,296	23,291,643

	$30,082,374	$25,178,561

Consolidated Statements of Operations

	Year ended 2015	Year ended 2014	Year ended 2013
Revenue	$—	$—	$—
Research and development	10,896,591	5,969,182	5,339,716
General and administrative	4,616,500	3,889,359	4,120,603

Loss before other expenses	(15,513,091)	(9,858,541)	(9,460,319)
Interest income	19,863	13,917	17,345
Interest expense	(133,905)	—	—
Financing expense	(88,939)	(62,683)	—
Change in fair value of warrant liability	2,925,258	529,774	642,411

Net loss	$(12,790,814)	$(9,377,533)	$(8,800,563)

Net loss per share, basic and diluted:	$(0.15)	$(0.16)	$(0.16)

Quarterly calculation
Net loss per above	$(12,790,814)	$(9,377,533)
Net loss at 9.30	(7,980,831)	(7,250,360)
Q4 net loss	$(4,809,983)	$(2,127,173)

Net loss per share	$(0.05)	$(0.03)

Wtg avg shares outstanding	90,310,149	62,826,633